Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-181761) pertaining to the Harley-Davidson Retirement Savings Plan for York Hourly Bargaining Unit Employees, Harley-Davidson Retirement Savings Plan for Salaried Employees, Harley-Davidson Retirement Savings Plan for Milwaukee & Tomahawk Hourly Bargaining Unit Employees, and Harley-Davidson Retirement Savings Plan for Kansas City Hourly Bargaining Unit Employees (collectively, the “Harley-Davidson Retirement Savings Plans”) of our report dated June 14, 2019, with respect to the financial statements and supplemental schedule of the Harley-Davidson Retirement Savings Plans included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ Ernst & Young, LLP
Milwaukee, Wisconsin
June 14, 2019